                                                                    EXHIBIT 99.2


                       REPORT OF INDEPENDENT ACCOUNTANTS

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Aquila Biopharmaceuticals, Inc. and its subsidiary ("the Company") at December 31, 1999 and December 31, 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PRICEWATERHOUSECOOPERS, LLP

Boston, Massachusetts
February 8, 2000
(except for Notes 1 and 19, as to
which the date is November 16th, 2000)

                        AQUILA BIOPHARMACEUTICALS, INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                        FOR THE YEARS ENDED DECEMBER 31,

                                                        1999            1998           1997
                                                     -----------    ------------    -----------
Revenue:
  Product Sales....................................  $   564,170    $    955,321    $ 1,319,260
  Research and development.........................    1,503,494       4,642,088      5,608,977
                                                     -----------    ------------    -----------
                                                       2,067,664       5,597,409      6,928,237
Cost and expenses:
  Cost of Sales....................................      858,200         969,484      1,023,268
  Research and development.........................    6,642,407       7,447,359      5,019,775
  Purchased incomplete technology (Note 18)........           --       9,927,227             --
  General and administrative.......................    3,026,129       3,800,806      4,521,035
                                                     -----------    ------------    -----------
                                                      10,526,736      22,144,876     10,564,078
Other income, net (Notes 6, 12 and 13).............      264,296       1,947,832      4,370,107
                                                     -----------    ------------    -----------
Income/(loss) from continuing operations...........   (8,194,776)    (14,599,635)       734,266
Discontinued operations (Note 3):
  Gain on sale.....................................           --              --        191,250
                                                     -----------    ------------    -----------
Net Income/(loss)..................................  $(8,194,776)   $(14,599,635)   $   925,516
                                                     -----------    ------------    -----------
  Unrealized holding gains on available-for-sale
     securities....................................      483,190          79,434             --
  Less: reclassification adjustment for gain
     included in net income........................     (136,434)             --             --
                                                     -----------    ------------    -----------
  Total other comprehensive income.................      346,756          79,434             --
                                                     -----------    ------------    -----------
Comprehensive Income/(loss)........................  $(7,848,020)   $(14,520,201)   $   925,516
                                                     ===========    ============    ===========
Income/(loss) per weighted average number of common
  shares:
Basic earnings per share:
  Income/(loss) from continuing operations.........  $     (1.11)   $      (2.22)   $      0.15
  Net Income/(loss)................................  $     (1.11)   $      (2.22)   $      0.18
Diluted earnings per share:
  Income/(loss) from continuing operations.........  $     (1.11)   $      (2.22)   $      0.14
  Net Income/(loss)................................  $     (1.11)   $      (2.22)   $      0.18
Weighted average number of common shares
  outstanding:
  Basic............................................    7,394,147       6,580,602      5,003,703
  Diluted..........................................    7,394,147       6,580,602      5,141,815

   The accompanying notes are an integral part of these financial statements.

                        AQUILA BIOPHARMACEUTICALS, INC.

                          CONSOLIDATED BALANCE SHEETS
                               AS OF DECEMBER 31,

                                                                  1999             1998
                                                              -------------    -------------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $     524,070    $   5,270,460
  Marketable securities (Notes 2, 4 and 6)..................      6,493,044        9,885,090
  Accounts and other receivables (less allowance for
     doubtful accounts of $47,000 in 1998)..................        636,555        1,027,711
  Inventories (Note 5)......................................        497,853          434,849
  Prepaid expenses and other current assets.................        280,041          353,448
                                                              -------------    -------------
          Total current assets..............................      8,431,563       16,971,558
Investments (Note 6)........................................        244,500          319,500
Property, Plant, and Equipment, Net (Note 7)................      6,191,244        6,372,345
Patents and Purchased Technology, Net (Note 8)..............         46,891          116,270
Other Assets (Note 13)......................................        827,738          848,726
                                                              -------------    -------------
          Total Assets......................................  $  15,741,936    $  24,628,399
                                                              =============    =============
LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable..........................................  $     554,159    $     485,974
  Accrued Royalties.........................................             --          134,263
  Accrued professional fees.................................        164,967          298,684
  Accrued expenses and other (Note 9).......................        883,588        1,970,703
  Current maturities of long-term debt (Note 10)............      1,577,036        2,191,284
                                                              -------------    -------------
          Total current liabilities.........................      3,179,750        5,080,909
Deferred Revenue (Note 6)...................................        150,000          225,000
Long Term Debt (Note 10)....................................      2,607,397        3,669,494
                                                              -------------    -------------
          Total Liabilities.................................      5,937,147        8,975,403
                                                              -------------    -------------
Commitments and Contingencies (Note 13)
Shareholders' Equity (Note 14):
  Preferred stock, authorized: 5,000,000 shares, none
     issued.................................................             --               --
  Common stock, par value: $.01 per share, authorized:
     30,500,000 shares, issued: 7,888,446 and 6,992,483
     shares in 1999 and 1998, respectively..................         78,884           69,924
  Additional paid in capital................................    141,802,488      139,811,635
  Accumulated other comprehensive income....................        426,190           79,434
  Treasury stock at cost: 7,631 shares in 1999 and 1998.....        (34,339)         (34,339)
  Accumulated deficit.......................................   (132,468,434)    (124,273,658)
                                                              -------------    -------------
          Total Shareholders' Equity........................      9,804,789       15,652,996
                                                              -------------    -------------
          Total Liabilities and Shareholders' Equity........  $  15,741,936    $  24,628,399
                                                              =============    =============

   The accompanying notes are an integral part of these financial statements.

                        AQUILA BIOPHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                          1999            1998            1997
                                                       -----------    ------------    ------------
Cash Flows From Operating Activities:
Net Income/(loss)....................................  $(8,194,776)   $(14,599,635)   $    925,516
Adjustments to reconcile net income/(loss) to net
  cash used in operating activities:
  Depreciation and amortization......................      816,427         292,650         402,555
  Provision (recovery) for doubtful accounts.........      (39,500)         40,000         (25,000)
  Purchased incomplete technology....................           --       9,927,227              --
  Non cash compensation expense......................           --              --          10,000
  Gain on sale of property, plant and equipment......      (14,300)        (25,115)     (2,340,983)
  Gain on sale of discontinued businesses............           --              --        (191,250)
  Issuance of common shares..........................           --              --          15,871
  Changes in assets and liabilities:
  Accounts and other receivables.....................      430,656         557,434         765,774
  Inventories........................................      (63,004)        243,742        (448,440)
  Deferred revenue...................................      (75,000)             --        (917,600)
  Prepaid and other current assets...................       73,407        (115,475)        540,954
  Accounts payable, accrued expenses and other.......   (1,246,795)        265,186      (1,720,026)
                                                       -----------    ------------    ------------
         Net cash used by operating activities.......   (8,312,885)     (3,413,986)     (2,982,629)
Cash Flows From Investing Activities:
  Purchases of available-for-sale securities.........   (8,789,784)    (20,693,209)             --
  Purchases of held-to-maturity securities...........           --              --     (12,163,261)
  Proceeds from maturities of marketable
    securities.......................................   12,595,957      20,507,296      11,181,249
  Other noncurrent assets............................       28,616        (737,814)         22,120
  Purchases of property, plant and equipment.........     (565,947)     (5,968,118)       (371,176)
  Proceeds from the sale of property, plant and
    equipment, net...................................       14,300          25,115       6,100,583
  Proceeds from the sale of discontinued
    businesses.......................................           --              --         412,123
                                                       -----------    ------------    ------------
         Net cash (used)/provided by investing
            activities...............................    3,283,142      (6,866,730)      5,181,638
Cash Flows From Financing Activities:
  Issuance of stock..................................    1,511,015       3,845,965          18,000
  Proceeds from debt.................................           --       5,000,000         208,017
  Payment of debt....................................   (1,227,662)       (647,239)     (4,184,667)
                                                       -----------    ------------    ------------
         Net cash provided/(used) by financing
            activities...............................      283,353       8,198,726      (3,958,650)
                                                       -----------    ------------    ------------
Net increase/(decrease) in cash and cash
  equivalents........................................   (4,746,390)     (2,081,990)     (1,759,641)
                                                       -----------    ------------    ------------
Cash and cash equivalents at the beginning of the
  year...............................................    5,270,460       7,352,450       9,112,091
                                                       -----------    ------------    ------------
Cash and cash equivalents at the end of the year.....  $   524,070    $  5,270,460    $  7,352,450
                                                       ===========    ============    ============
Supplemental disclosures:
Interest paid........................................  $   683,775    $     37,682    $    397,776
Issuance of treasury stock in settlement of
  liability..........................................           --          13,028              --
Issuance of warrants in conjunction with debt........           --          90,000              --
Issuance of stock in settlement of debt and accrued
  interest...........................................  $   488,798    $         --    $         --

   The accompanying notes are an integral part of these financial statements

                        AQUILA BIOPHARMACEUTICALS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                            ACCUMULATED
                                         COMMON STOCK        ADDITIONAL        OTHER
                                      -------------------     PAID-IN      COMPREHENSIVE   TREASURY
                                       SHARES     AMOUNT      CAPITAL         INCOME        STOCK        DEFICIT         TOTAL
                                      ---------   -------   ------------   -------------   --------   -------------   -----------
BALANCE, DECEMBER 31, 1996..........  5,000,000   $50,000   $127,514,223     $      0      $(47,367)  $(110,599,539)  $16,917,317
Exercises of options................      4,000        40         17,960           --            --              --        18,000
Stock issued to creditors pursuant
  to Reorganization plan............      3,527        35         15,836           --            --              --        15,871
Compensation expense................         --        --         10,000           --            --              --        10,000
Net income..........................         --        --             --           --            --         925,516       925,516
                                      ---------   -------   ------------     --------      --------   -------------   -----------
BALANCE, DECEMBER 31, 1997..........  5,007,527    50,075    127,558,019            0       (47,367)   (109,674,023)   17,886,704
Stock issued for private
  placement.........................    769,000     7,690      3,543,520           --            --              --     3,551,210
Stock issued for employee stock
  purchase..........................     11,331       113         48,724           --            --              --        48,837
Acquisition of Vactex, Inc..........  1,150,000    11,500      8,326,000           --            --              --     8,337,500
Exercises of options................     54,625       546        245,372           --            --              --       245,918
Warrants issued for debt
  obligation........................         --        --         90,000           --            --              --        90,000
Unrealized gain on
  available-for-sale securities.....         --        --             --       79,434            --              --        79,434
Treasury stock issued in settlement
  of Chapter 11 claim...............         --        --             --           --        13,028              --        13,028
Net loss............................         --        --             --           --            --     (14,599,635)  (14,599,635)
                                      ---------   -------   ------------     --------      --------   -------------   -----------
BALANCE, DECEMBER 31, 1998..........  6,992,483    69,924    139,811,635       79,434       (34,339)   (124,273,658)   15,652,996
Stock issued for private
  placement.........................    666,667     6,667      1,473,254           --            --              --     1,479,921
Stock issued for employee stock
  purchase..........................     12,322       123         30,971           --            --              --        31,094
Stock issued for debt...............    216,974     2,170        486,628           --            --              --       488,798
Unrealized gain on
  available-for-sale securities.....         --        --             --      346,756            --              --       346,756
Net loss............................         --        --             --           --            --      (8,194,776)   (8,194,776)
                                      ---------   -------   ------------     --------      --------   -------------   -----------
BALANCE, DECEMBER 31, 1999..........  7,888,446   $78,884   $141,802,488     $426,190      $(34,339)  $(132,468,434)  $ 9,804,789
                                      =========   =======   ============     ========      ========   =============   ===========

   The accompanying notes are an integral part of these financial statements.

                        AQUILA BIOPHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

     Aquila Biopharmaceuticals, Inc. (the "Company" or "Aquila"), engages in discovery, product development and commercialization of products to prevent, treat or control infectious diseases, autoimmune disorders and cancers. Aquila is subject to risks common to companies in the biotechnology industry including, but not limited to, development by Aquila or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, the ability to raise additional capital and compliance with FDA government regulations.

     On November 16, 2000, the Company was acquired by Antigenics Inc. ("Anitigenics"), a United States incorporated public company. The acquisition was structured as a merger of a wholly owned subsidiary of Antigenics with and into Aquila pursuant to an Agreement and Plan of Merger among Antigenics, St Marks Acquisition Corp. and Aquila dated as of August 18, 2000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The Consolidated Financial Statements include Aquila Biopharmaceuticals, Inc. and VacTex, Inc. ("VacTex") its wholly owned subsidiary. VacTex was acquired on April 14, 1998 (See Note 18). All significant intercompany transactions and accounts have been eliminated.

     Segment Information -- Aquila's reportable segments are development and manufacturing. All research programs are aggregated in the development segment. Revenues from the sale of the Company's one commercial product, the feline leukemia vaccine, the QS-21 material supplied to research partners, and license fees relating to these products are reported in the manufacturing segment. Aquila allocates resources among segments primarily on the basis of labor utilization. Aquila's business is conducted entirely within the United States.

     The financial results of the Company's segments are presented on the same accounting basis as the Company's consolidated results. There are no inter-segment activities. The table below presents revenue and net income data for the two segments for the years 1997, 1998 and 1999. Asset information by segment is not reported because we do not produce such information internally.

                                                                                               CONSOLIDATED
                          DEVELOPMENT              MANUFACTURING           RECONCILING            TOTALS
                       ------------------     -----------------------         ITEMS       -----------------------
                       REVENUE   NET LOSS     REVENUE   NET INC./LOSS     NET INC./LOSS   REVENUE   NET INC./LOSS
                       -------   --------     -------   -------------     -------------   -------   -------------
                                                         (DOLLARS IN THOUSANDS)
1997.................  $1,134    $(4,962)(1)  $5,794       $2,548(2)         $ 3,339      $6,928      $    926
1998.................  $  872    $(8,317)(1)  $4,725       $2,285(2)         $(8,568)     $5,597      $(14,600)
1999.................  $  460    $(7,952)(1)  $1,608       $ (436)(2)        $   193      $2,068      $ (8,195)

---------------
(1) Includes non-recurring license fees of $3.5 million, $3.0 million and $0.8 million in 1997, 1998 and 1999 respectively. Total export sales of this segment were approximately $0.8 million, $1.4 million and $1.2 million in 1999, 1998 and 1997, respectively.

(2) Includes $2.3 million gain from the sale of real estate, net royalty income of $0.9 million, net interest income of $0.6 million and rental income of $0.5 million in 1997; a charge for incomplete technology of $9.9 million, net interest income of $0.9 million, net royalty income of $0.5 million and $0.3 million real estate tax rebate in 1998, and net interest expense of $0.1 million and income from the sale of available-for-sale securities of $0.2 in 1999.

     One corporate partner, SmithKline Beecham, has historically been our principle source of research and development revenue. Research and development revenues from this corporate partner, included in the manufacturing segment, represented 5%, 62% and 61% of Aquila's total revenue in 1999, 1998 and 1997, respectively. This includes compensation to Aquila for producing QS-21 clinical trial material for use in its product development programs. In 1998, this partner made a payment of $3.0 million, the last scheduled payment under a license agreement.

                        AQUILA BIOPHARMACEUTICALS, INC.

     In 1999, Aquila received license fee revenue from Elan Corporation and Progenics Pharmaceuticals. The research and development revenue from these two partners, included in the manufacturing segment, represents 24% and 16%, respectively, of Aquila's total revenue in 1999.

     A marketing partner, Virbac S.A., represents all of the Company's product sales and a substantial portion of the Company's research and development revenue. Product sales to this partner are included in the manufacturing segment and represented 27%, 17% and 19% of total revenues in 1999, 1998 and 1997, respectively. Revenue from development agreements with this partner are included in the development segment and represented 11% of total revenues in 1999, and 16% of total revenues in 1998 and 1997.

     Aquila depends on a number of corporate collaborators for reimbursement for the supply of its adjuvant for use in their clinical trials and for research revenues.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that effect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, valuation allowance against deferred tax assets. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- Aquila considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include money market accounts, certificates of deposit, commercial paper and short-term investments.

     Marketable Securities -- Aquila classifies its marketable securities at the time of purchase in accordance with the Statement of Financial Accounting Standards No. 115 ("SFAS 115") "Accounting for Certain Investments in Debt and Equity Securities". At December 31, 1999, all marketable securities were classified as available-for-sale.

     Concentrations of Credit Risk -- Financial instruments that potentially subject Aquila to concentration of credit risk are primarily cash investments and accounts receivable. Cash investments are restricted to financial institutions and corporations with high credit standings. Credit risk on accounts receivable is minimized by the strong financial position of the entities with which the Company does business. Write-offs for 1999, 1998 and 1997 were $7,500, $72,620 and $76,000, respectively.

     Inventories -- Inventories are stated at the lower of cost or market. Cost has been determined using standard costs which approximate the first-in, first-out method.

     Property, Plant and Equipment -- Property, plant and equipment are recorded at cost. Depreciation for financial accounting purposes is computed by the straight-line method over their estimated useful lives. The estimated useful lives of the assets are as follows:

                                                                    USEFUL LIFE
                                                              ------------------------
Furniture, fixtures and equipment...........................                   3 -- 10
Leasehold and building improvements.........................     Lesser of Useful Life
                                                              or the Term of the Lease

Maintenance and repairs are charged to operations as incurred, whereas additions and improvements are capitalized. Upon retirement or disposal of assets, the cost and the related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings.

     Long-Lived Assets -- The Company reviews long-lived assets for impairment by comparing the cumulative undiscounted cash flows from the assets with their carrying amount. Any write-downs are to be treated as permanent reductions in the carrying amount of the assets. Management's policy regarding long-lived assets is

                        AQUILA BIOPHARMACEUTICALS, INC.

to evaluate the recoverability of its assets when the facts and circumstances suggest that these assets may be impaired. This analysis relies on a number of factors, including operating results, business plans, budgets, economic projections and changes in management's strategic direction or market emphasis. The test of such recoverability is a comparison of the asset value to its expected cumulative net operating cash flow over the remaining life of the asset.

     Patents and Purchased Technology -- Purchased technology related to the acquisition of completed technology is recorded at fair market value at acquisition date. Capitalized patent costs relate to patented technologies from which the Company is deriving economic benefit. Purchased technology and patents are amortized on a straight-line basis over their estimated useful lives ranging from three to seven years.

     Revenue Recognition -- Revenue from product sales is recognized at the time of product shipment. Revenue from research and development contracts is deferred and recognized over the contractual periods as services are performed or as distinct milestones are met. The initial fee in alliance agreements is recognized as revenue when a definitive agreement is reached and no contingent factors are present.

     Research and Development Costs -- Research and development costs are charged to operations as incurred.

     Income Taxes -- Aquila uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using current statutory tax rates.

     Net Income/(Loss) Per Share -- Aquila applies Statement of Financial Accounting Standards No. 128, ("SFAS 128") Earnings Per Share to compute loss per share. Under SFAS 128, basic EPS is calculated by dividing net earnings
(loss) by the weighted-average common shares outstanding during the period. Diluted EPS reflects the potential dilution to basic EPS that could occur upon conversion or exercise of securities, options, or other such items, to common shares using the treasury stock method based upon the weighted-average fair value of our common shares during the period.

     Common stock equivalents consisting of stock options and warrants have been excluded from the computation of diluted earnings/(loss) per share in 1999 and 1998 since inclusion would be anti-dilutive because Aquila was in a loss position. Warrants to purchase 60,680 shares of common stock with an exercise price of $4.12 and a term of 5 years were outstanding at December 31, 1999 and 1998. Options to purchase 1,136,288 and 1,091,560 shares of common stock at weighted average exercise prices of $3.37 and $3.89, respectively, were outstanding at December 31, 1999 and 1998, respectively. Options to purchase 180,375 shares of common stock at a weighted average exercise price of $5.16 were outstanding at December 31, 1997 and not included in the computation of diluted income per share in 1997 because their exercise price was greater than average market price making inclusion anti-dilutive (see also Note 19).

     Basic and diluted earnings per share from discontinued operations were $0.04 for 1997.

Accounting Pronouncements

     In December 1999, the United States Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues, as well as examples of how the staff applies revenue recognition guidance to specific circumstances. Accordingly, no later than the second quarter of 2000 Aquila will change its accounting for initial license fees. Through 1999 revenue was recognized when the agreement was reached and no contingent factors were present. Under the new guidance of SAB 101, revenue will be deferred and recognized ratably over the appropriate life. No later

                        AQUILA BIOPHARMACEUTICALS, INC.

than the second quarter of 2000, a cumulative adjustment will be recorded to create deferred revenue that will be recognized over future years.

     In June 1998, the Financial Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedging accounting. SFAS 133 will be effective for the Company's year ending December 31, 2001. The Company believes the adoption of SFAS No. 133 will not have a material effect on the financial statements.

3. DISCONTINUED OPERATIONS

     During 1996, Aquila disposed of two separate diagnostics businesses encompassing its diagnostic assets and operations for cash proceeds of approximately $12.2 million. The accompanying financial statements include a gain from the disposal of $0.2 million in 1997. Net revenue from discontinued operations was $0.4 million in 1997.

4. MARKETABLE SECURITIES

     Available-for-sale marketable securities are carried at fair market value based on quoted market prices. Held-to-maturity marketable securities are carried at amortized cost, which approximates fair value. At December 31, 1999, all marketable securities were classified as available-for-sale. Marketable securities consisted of the following at December 31:

                                                                       UNREALIZED
                                                            FAIR     ---------------    AMORTIZED
                                                           VALUE     GAINS    LOSSES      COST
                                                           ------    -----    ------    ---------
                                                                   (DOLLARS IN THOUSANDS)
1999
Available-for-sale at fair market value
  Common stock...........................................  $  550    $475      $ --      $   75
  Corporate debt securities..............................     492      --        (7)        499
  Government-backed obligations..........................   5,451      --       (49)      5,500
                                                           ------    ----      ----      ------
          Total..........................................  $6,493    $475      $(56)     $6,074
1998
Available-for-sale at fair market value
  Common stock...........................................  $  139    $ 64      $ --      $   75
  Corporate debt securities..............................   6,746      15        --       6,731
  Government-backed obligations..........................   2,000      --        --       2,000
Held-to-maturity at amortized cost
  Corporate debt security................................   1,000      --        --       1,000
                                                           ------    ----      ----      ------
          Total..........................................  $9,885    $ 79      $ --      $9,806

                        AQUILA BIOPHARMACEUTICALS, INC.

5. INVENTORIES

     Inventories consisted of the following at December 31:

                                                                1999           1998
                                                              --------       --------
                                                              (DOLLARS IN THOUSANDS)
Finished goods..............................................    $157           $231
Work in process.............................................     236            122
Raw materials and supplies..................................     105             82
                                                                ----           ----
                                                                $498           $435
                                                                ====           ====

6. INVESTMENTS

     Aquila holds 270,000 shares of Protein Sciences Corporation stock as payment for a paid up license and for royalties due and payable under terms of a technology sublicense agreement. The shares are carried at a cost of $.35 per share.

     Aquila received 45,000 shares of Progenics Pharmaceutical's Inc. ("Progenics") common stock in partial payment of a license fee under an agreement executed in 1995. As Progenics attains certain milestones as defined in the agreement, these shares are released from restriction and Aquila earns permanent ownership of the shares. The value of the stock was determined to be $0.3 million and was recorded in Investments and Deferred Revenue. The Company earned the first milestone in 1996 and subsequently sold the unrestricted shares for $0.2 million in 1999. In 1999, the Company earned the second milestone, reclassified another 11,250 shares of Progenics common stock from Investments to Marketable Securities, and recorded revenue of $75,000, which represented the cost of these shares. At December 31, 1999, these shares had a market value of $0.5 million and were classified as available-for-sale. The remaining 22,500 restricted shares are carried at cost of $150,000 and Deferred Revenue of the same amount. In the first quarter of 2000, the Company sold the 11,250 shares of unrestricted Progenics common stock for proceeds of $0.6 million.

7. PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consists of the following at December 31:

                                                                1999         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Furniture, fixtures, and equipment..........................   $ 3,594      $ 3,274
Leasehold and building improvements.........................     5,358        5,112
                                                               -------      -------
Sub-total...................................................     8,952        8,386
Less accumulated depreciation and amortization..............    (2,761)      (2,014)
                                                               -------      -------
                                                               $ 6,191      $ 6,372
                                                               =======      =======

     Total depreciation expense during 1999, 1998 and 1997 was $0.7 million, $0.2 million and $0.3 million, respectively. Interest cost of $0.1 million out of total interest costs of $0.2 million was capitalized in 1998 in connection with the fit-out of our new facility.

                        AQUILA BIOPHARMACEUTICALS, INC.

8. PATENTS AND PURCHASED TECHNOLOGY

     Purchased technology and intangibles consist of the following at December
31:

                                                               1999            1998
                                                              ------          ------
                                                              (DOLLARS IN THOUSANDS)
Purchased technology........................................  $ 240           $ 240
Patents and patent support..................................    746             746
                                                              -----           -----
Sub-total...................................................    986             986
Less accumulated amortization...............................   (939)           (870)
                                                              -----           -----
                                                              $  47           $ 116
                                                              =====           =====

     Total amortization expense was $0.1 million, in each of in 1999, 1998 and 1997.

9. OTHER ACCRUED EXPENSES

     Accrued expenses consist of the following at December 31:

                                                              1999            1998
                                                              -----          -------
                                                              (DOLLARS IN THOUSANDS)
Fit-out of new facility.....................................  $ 40           $  700
Research contract obligations...............................   152              674
Compensation................................................   433              283
Other.......................................................   259              314
                                                              ----           ------
                                                              $884           $1,971
                                                              ====           ======

10. DEBT

     In August 1997, Aquila entered into a three year $1 million credit facility fully collateralized by equipment purchased. In December 1998, the balance of $138,000, including interest was paid and the credit facility terminated.

     In April 1998, Aquila issued $1.3 million of debt as part of the purchase of VacTex, Inc. (See Note 18). The debt bears interest of 7% and was callable as of April 14, 1999. In 1999, Aquila redeemed $0.8 million of outstanding debentures including accrued interest for 216,974 shares of common stock and $0.3 million in cash. As of December 31, 1999, Aquila had $0.5 million in outstanding debentures. In the first quarter of 2000 Aquila redeemed $0.3 million including accrued interest for cash.

     In July 1998, Aquila entered into a loan agreement (the "Agreement") with Transamerica Business Credit Corporation. The Agreement made available $5.0 million for the build-out of the new facility in Framingham, Massachusetts and for the purchase of new equipment. The Agreement calls for interest at 13 percent with a repayment term of four years and a 10 percent balloon payment at the end of the loan term. Collateral for the loan consists of equipment and leasehold improvements with a net book value of $4.5 million. Warrants to purchase 60,680 shares of Aquila's common stock were issued in connection with the loan agreement. The warrants have an exercise price of $4.12 and a term ending July 1, 2003. The warrants were valued at $90,000 and will be amortized over the life of the loan. As of December 31, 1999, the full amount had been borrowed and $3.7 million was outstanding under the loan. At current interest rates available to the Company, the fair value of the debt approximates the carrying value. Repayment of the loan and related interest will require payments of $1.5 million in each of the years 2000 through 2002.

                        AQUILA BIOPHARMACEUTICALS, INC.

11. INCOME TAXES

     The components of the deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows:

                                                                1999          1998
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)
Current:
  Inventory.................................................  $    110      $     44
  Other.....................................................       157           294
                                                              --------      --------
Total current...............................................       267           338
Noncurrent:
  Capital Loss Carryover....................................     3,318         3,318
  Depreciation and Amortization.............................      (156)           72
  Impairment of Long Lived Assets...........................       719            --
  Other.....................................................       (15)          635
  Federal and State NOL's...................................    34,199        30,251
  Federal and State tax credits.............................     1,421         1,617
                                                              --------      --------
Total noncurrent............................................    39,486        35,893
                                                              --------      --------
Sub-total...................................................    39,752        36,231
Less: valuation allowance...................................   (39,752)      (36,231)
                                                              --------      --------
Net deferred tax asset......................................  $      0      $      0
                                                              ========      ========

     Management has assessed the evidence relating to recoverability of the deferred tax asset and has determined that it is more likely than not that the deferred tax benefit will not be realized due to the uncertainty of future earnings. Accordingly, a valuation reserve has been established for the full amount of the deferred tax asset.

     As of December 31, 1999, the Company had federal net operating loss (NOL) carryforwards of approximately $89.0 million. These loss carryforwards begin to expire in the year 2000 and expire fully by the year 2018. The Company has state loss carryforwards of approximately $41.4 million. These state loss carryforwards begin to expire in 1999 and expire fully by 2005. Utilization of these NOL's may be limited pursuant to the provisions of Section 382 of the Internal Revenue Code of 1986.

12. OTHER INCOME, NET

     At December 31, Other Income, Net consists of the following:

                                                            1999      1998      1997
                                                            -----    ------    ------
                                                             (DOLLARS IN THOUSANDS)
Gain on sale of Rockville real estate.....................  $  --    $   --    $2,332
Royalty income, net.......................................     65       527       854
Interest income...........................................    544     1,021     1,044
Interest (expense)........................................   (623)     (100)     (399)
Rental income, net........................................     --        --       500
Miscellaneous income, net.................................    278       500        39
                                                            -----    ------    ------
                                                            $ 264    $1,948    $4,370
                                                            =====    ======    ======

     In 1999, Aquila recorded $0.2 million of income (included in miscellaneous) from the gain on the sale of available-for-sale securities. In December 1998, Aquila received $0.3 million (included in miscellaneous) as a

                        AQUILA BIOPHARMACEUTICALS, INC.

rebate of taxes paid on its former leased facility in Worcester, Massachusetts. In November, 1997, Aquila sold the Rockville, Maryland facilities for $6.5 million and recorded a gain of $2.3 million. Proceeds from the sale were used to retire the mortgage. Royalty income represents royalties earned under license and sublicense agreements related primarily to diagnostic technologies, net of expenses due to third-party licensors. In 1997, rental income derived from the rental of our real estate in Rockville, Maryland ceased upon the sale of the Rockville facilities.

13. COMMITMENTS AND CONTINGENCIES

     Leases -- Costs incurred under facility leases are recorded as rent expense and totaled $0.8 million, $0.9 million and $1.2 million in 1999, 1998 and 1997, respectively, (net of sublease income of $28,500 in 1999). In 1998, Aquila entered into a new operating, facility lease agreement for its executive offices, research laboratories and manufacturing facilities in Framingham, Massachusetts. The base lease period for this lease is twelve years and the lease contains renewal options for two additional five-year periods. In connection with the facility lease, the Company maintains a fully collateralized letter of credit of $0.8 million. No amounts have been drawn on the letter of credit. As of December 31, 1999, the future minimum lease payments (net of sublease income of $85,000 in 2000) required under the operating lease are as follows:

YEAR ENDING DECEMBER 31,                            (DOLLARS IN THOUSANDS)
------------------------                            ----------------------
2000............................................           $   792
2001............................................               877
2002............................................               896
2003............................................               939
2004............................................               939
Thereafter......................................             5,583
                                                           -------
Total...........................................           $10,111
                                                           =======

     Employment and Consulting Agreements -- Aquila has agreements with various consultants and key employees, with terms ranging from one to three years. These agreements provide for future aggregate annual payments of approximately $1.0 million. Costs incurred and charged to operations under these contracts aggregated $1.1 million, $1.3 million and $1.2 million in 1999, 1998 and 1997, respectively.

     Other Agreements -- Aquila has licensed fibronectin binding technology from a Swedish company, for use in mastitis research and development. Aquila recorded $0.3 million and $0.6 million of expense in 1999 and 1998, respectively, for milestone payments relating to patent issuance. The agreement provides for additional payments upon the first commercial sale of future vaccines at $1.3 million per vaccine, and up to $0.6 million upon the granting of additional patents in the United States and Europe on the technology acquired.

     Contingencies -- Five civil actions commenced in 1993 in the United States District Court, District of Massachusetts against Cambridge Biotech Corporation ("CBC") a predecessor of Aquila, certain of its officers, and in three of the actions, CBC's former auditors -- Deloitte & Touche, LLP ("Deloitte"), have all been settled. The settlement of claims against CBC and the individual defendants was approved by the court in July, 1996. Under the terms of the Settlement, the class members received 1,250,000 shares of Aquila common stock. In the fourth quarter of 1998, the class members received 90% of the recoveries from prosecution of claims against Aquila's former auditors, with the balance of $0.1 million in recoveries paid to Aquila.

     In March 1995, an Adversary Proceeding was commenced by Institut Pasteur and Genetic Systems Corporation against CBC alleging patent infringement and asking for damages and injunctive relief. Institut Pasteur appealed the Bankruptcy Court's ruling in favor of CBC, and the United District Court's affirmation

                        AQUILA BIOPHARMACEUTICALS, INC.

thereof, to the Federal Circuit Court of Appeals, which on July 7, 1999, ruled in favor of CBC. The time in which to file an appeal from this decision has expired.

     In 1998, using treasury stock valued at $13,028, Aquila settled the last claim previously identified as Liabilities Subject to Chapter 11 Proceedings.

     Aquila had been named a potentially responsible party ("PRP") by the Environmental Protection Agency ("EPA") at a waste disposal site. On July 16, 1999 the EPA sent Aquila a letter stating its intent to take no further action against Aquila or its business regarding this matter.

     CSL International ACN ("CSL") and Seed Capital Inc., filed an opposition with the European Patent Office ("EPO") on the issuance of Aquila's Stimulon(TM) patent in Europe. A hearing before the EPO was held in October of 1998. The Company prevailed against all points raised in the opposition. The period of time in which to file an appeal from this decision has expired. There can be no assurance that Aquila will prevail in any future actions taken to attack the validity of its Stimulon(TM) patents.

     Aquila has received a letter from CBC in February 1999 alleging that we must indemnify CBC under a Master Acquisition Agreement among Aquila, CBC and bioMerieux, Inc. for potential losses from the termination of CBC's rights under a license agreement. The Company has evaluated this claim and in the opinion of management, any potential liability will not have a material adverse effect on the Company's financial position, liquidity, or results of operations.

     Aquila has been and is engaged in negotiations of various contracts with other parties regarding issues generally incidental to the normal course of business. While the outcome of these negotiations and the ultimate liability from these discussions is difficult to determine, in the opinion of management any additional liability will not have a material adverse effect on our financial position, liquidity, or results of operations.

14. STOCKHOLDERS' EQUITY

     Capital Stock -- Aquila has 5,000,000 shares of preferred stock and 30,500,000 shares of common stock authorized at December 31, 1999. No terms have been established for the preferred stock and none has been issued.

15. STOCK BASED COMPENSATION PLANS

     Aquila's 1996 Employee Stock Purchase Plan which was approved in 1997, allows full time employees, as defined in this plan, to purchase our stock at 85% of the lesser of beginning or ending fair market value at six month intervals. Under this plan 200,000 shares of stock are authorized for issuance of which 12,322 and 11,331 shares were issued in 1999 and 1998, respectively, for gross proceeds of $31,094 and $48,837, respectively. A total of 176,347 shares remain available for issuance at December 31, 1999. No compensation expense has been recorded related to this plan.

     At December 31, 1998, Aquila had two stock option plans. Under the 1996 Stock Award and Option Plan (the "Employee plan"), Aquila may grant incentive stock options, nonqualified stock options, discounted stock options, deferred stock awards, restricted stock awards, or Stock Appreciation Rights to its employees for up to 2 million shares of common stock. Under the 1996 Directors Stock Award and Option Plan (the "Directors plan"), Aquila may grant the same types of options and awards as under the Employee plan, except that certain additional restrictions apply to the grant of Stock Appreciation Rights under the Directors plan. Up to 200,000 shares of common stock may be issued under the Directors plan. In general, options granted under these plans vest over 4 years and have maximum terms of 10 years. The Company has applied APB 25 and related interpretations in accounting for these plans. Accordingly, no compensation cost has been recorded for activity under these plans for options issued to employees at fair market value.

                        AQUILA BIOPHARMACEUTICALS, INC.

     Had compensation expense for our stock-based compensation plans been determined based on the fair value at the grant dates, the Company's net income/(loss) and earnings/(loss) per share for the years ended December 31, 1999, 1998 and 1997 would have been reduced to the pro forma amounts indicated below:

                                       1999                         1998                         1997
                            --------------------------   ---------------------------   ------------------------
                                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                              NET     BASIC    DILUTED     NET      BASIC    DILUTED    NET     BASIC   DILUTED
                             LOSS      EPS       EPS       LOSS      EPS       EPS     INCOME    EPS      EPS
                            -------   ------   -------   --------   ------   -------   ------   -----   -------
As Reported..............   $(8,195)  $(1.11)  $(1.11)   $(14,600)  $(2.22)  $(2.22)    $926    $0.18    $0.18
Pro Forma................   $(8,718)  $(1.18)  $(1.18)   $(15,185)  $(2.31)  $(2.31)    $532    $0.11    $0.10

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future effects. SFAS 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated. The weighted average fair value of options granted in 1999, 1998 and 1997 is $1.28, $1.78 and $3.08, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1999, 1998 and 1997, respectively; expected volatility of 85.19%, 63.60% and 63.74%, risk-free interest rates of 5.50%, 4.67% and 6.25%, expected lives of 5 years and no dividend yield. The fair value of the employees' purchase rights was estimated using the Black-Scholes model with the following assumptions in 1999, 1998 and 1997, respectively, expected volatility of 85.19%, 63.74% and 63.74%, risk-free interest rate of 4.81%, 5.56% and 5.56%; expected life of six months and no dividend yield. The weighted average fair value of those purchase rights granted in 1999, 1998 and 1997, respectively, is $0.79, $0.82 and $0.82.

     A summary of the status of Aquila's two stock option plans as of December 31, 1999, 1998 and 1997 respectively, and changes during those years are presented below:

                                        1999                           1998                          1997
                            ----------------------------   ----------------------------   --------------------------
                                        WEIGHTED AVERAGE               WEIGHTED AVERAGE             WEIGHTED AVERAGE
                             SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE    SHARES     EXERCISE PRICE
                            ---------   ----------------   ---------   ----------------   -------   ----------------
Beginning outstanding.....  1,091,560        $3.89           831,655        $4.28         712,655        $4.09
Options granted at fair
  market value............    267,250         1.82           336,000         3.08         194,375         5.12
Options exercised.........         --           --           (54,625)        4.51          (4,000)        4.50
Options forfeited.........   (222,522)        4.08           (21,470)        4.56         (71,375)        4.68
                            ---------        -----         ---------        -----         -------        -----
Balance, December 31,.....  1,136,288        $3.37         1,091,560        $3.89         831,655        $4.28
                            =========        =====         =========        =====         =======        =====

     The following table summarizes information about Aquila stock options outstanding at December 31, 1999:

                    OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
  -------------------------------------------------------   ----------------------
                  NUMBER          WEIGHTED       WEIGHTED     NUMBER      WEIGHTED
    RANGE OF    OUTSTANDING       AVERAGE        AVERAGE    EXERCISABLE   AVERAGE
    EXERCISE        AT           REMAINING       EXERCISE       AT        EXERCISE
     PRICES      12/31/99     CONTRACTUAL LIFE    PRICE      12/31/99      PRICE
  ------------  -----------   ----------------   --------   -----------   --------
  $1.63-$2.75      468,884          9.25          $2.25       147,710      $2.18
  $2.80-$4.50      545,155          6.70          $3.93       519,655      $3.91
  $4.94-$7.38      122,249          7.72          $5.16        68,927      $5.17
                 ---------                                    -------
  $1.63-$7.38    1,136,288          7.86          $3.37       736,292      $3.68

At December 31, 1999, there were 1,005,087 shares available for option grants. Compensation expense of $10,000 was recorded in 1997 related to options granted to consultants during the year. No compensation expense was recorded in 1999 and 1998.

                        AQUILA BIOPHARMACEUTICALS, INC.

16. EMPLOYEE BENEFITS PLAN

     Aquila has a savings plan for its employees pursuant to Section 401(k) of the Internal Revenue Code. Substantially all employees can participate, and the plan allows for a minimum deferral of 1% to a maximum deferral of 15% percent of compensation, as permitted by law or as limited by the plan administrator. Commencing on January 1, 1997 the Company matches 25% of the first 6% of the employees compensation contributed to the plan. Any contributions made by Aquila are vested at 33% for each year of employment. The amount charged to operations for employer contributions to the plan was $37,750, $44,300 and $48,500 in 1999, 1998 and 1997, respectively.

17. AGREEMENTS

     Aquila has a comprehensive agreement with a corporate partner that allows the partner to use our proprietary Stimulon adjuvant ("QS-21") in numerous vaccines including hepatitis, lyme disease, human immunodeficiency virus (HIV), influenza and malaria. The agreement grants exclusive worldwide rights in some fields of use, and co-exclusive or non-exclusive rights in others. Aquila recognized $3.0 million in license fees under this agreement in 1998, and $3.5 million in 1997. The agreement calls for royalties to be paid by the partner on its future sales of licensed vaccines that include Aquila's adjuvant and for Aquila to manufacture QS-21 for the partner.

     Aquila has product development agreements and supply agreements with Virbac S.A. and a supply agreement with the Virbac S.A.'s U.S. subsidiary that cover a collaboration on the development of products for feline immune deficiency virus ("FIV") and bovine mastitis and the supply of vaccine and adjuvant for feline leukemia ("FeLV"). Aquila recorded $0.2 million, $0.9 million and $1.1 million in research revenues under the product development agreements during 1999, 1998 and 1997, respectively. Sales to the partner under the terms of the supply agreements were $0.6 million, $1.0 million and $1.3 million in 1999, 1998 and 1997, respectively.

     In 1999, the Company was awarded a grant from the National Institutes of Health to support the development of novel vaccines for tuberculosis based on the CD1 immune enhancement technology. The grant will provide funding of $870,000 over a two year period. Aquila recorded $0.2 million in research and development revenues to reimburse costs incurred under this grant during 1999.

     Aquila entered into a license agreement with Neuralab Limited, a wholly owned subsidiary of Elan Corporation, p.l.c., that grants exclusive, worldwide rights to use its lead Stimulon adjuvant ("QS-21") with an undisclosed antigen in the field of Alzheimer's Disease. Aquila also signed a supply agreement for the adjuvant. Aquila recorded $0.5 million in license fees under the agreement during 1999 and could receive additional license fees and royalties on future product sales.

18. ACQUISITION OF VACTEX

     In 1998, with the acquisition of VacTex, Aquila issued 1,150,000 shares of common stock and $1.3 million in notes payable for all the outstanding shares of VacTex. The notes payable carry interest at 7% and were callable April 14, 1999. The acquisition has been accounted for using the purchase method.

     VacTex was a development stage company advancing the recent discovery of a novel antigen presentation system. At the date of acquisition, research had been conducted in animals only and the linkage to protection in a human vaccine had not been established. This remains an active area of pre-clinical research. The time to human clinical trials and product approval is expected to be typical for a biological development project and to entail the typical risks. The tuberculosis project will require several hundreds of millions of dollars over ten to fifteen years. It is Aquila's intent to establish the proof of principle that this system provides protection from tuberculosis and then to partner the program. Though we expect to expend a substantial portion of its resources to develop this technology over the next several years, the pace and level of development will largely

                        AQUILA BIOPHARMACEUTICALS, INC.

be determined by the science, which is complex, and by Aquila's ability to obtain research partners to share the development expense. Due to the early stage of the technology and the expected efforts to develop it, the entire purchase price of $9.9 million, which included stock, notes payable and assumed liabilities was charged to purchased incomplete technology.

     The following summary represents unaudited pro forma results of operations as if the VacTex acquisition had occurred at the beginning of 1997. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have actually resulted had the combination been in effect and are not intended to be indicative of future results.

                                                               UNAUDITED PRO FORMA
                                                                    YEAR ENDED
                                                              ----------------------
                                                                 1998         1997
                                                              ----------    --------
                                                              (DOLLARS IN THOUSANDS
                                                                 EXCEPT PER SHARE
                                                                     AMOUNTS)
Revenues....................................................   $  5,597      $6,928
Net loss....................................................   $(14,790)     $  (74)
Basic loss per share........................................   $  (2.25)     $(0.01)

19. SUBSEQUENT EVENTS

     In February 2000, Aquila received $0.6 million in license fees from two of its corporate partners pursuant to license agreements that allow the partners to use Aquila's lead Stimulon(TM) adjuvant QS-21 in their product development programs. Aquila also sold 11,250 shares of Progenics common stock for $0.6 million. These shares were carried at a cost of $0.1 million and were classified as available-for-sale. The Company received $0.5 million from the exercise of employee stock options and redeemed $0.3 million of VacTex debentures including accrued interest. In March 2000, the Company sold 500,000 shares of Common Stock to the State of Wisconsin Investment Board in a self-directed private placement for proceeds of $3.0 million.

     On November 16, 2000, the Company was acquired by Antigenics Inc. ("Anitigenics"), a United states incorporated public company. The acquisition was structured as a merger of a wholly owned subsidiary of Antigenics with and into Aquila pursuant to an Agreement and Plan of Merger among Antigenics, St Marks Acquisition Corp. and Aquila dated as of August 18, 2000.

     As consideration for the merger, the stockholders of Aquila received
0.2898 shares of common stock, $.01 par value, of Antigenics in exchange for each of their shares of common stock, $.01 par value, of Aquila. Cash is payable in lieu of any fractional shares of Antigenics common stock otherwise issuable in the merger for a price equal to the fraction times $13.63. An outstanding warrant and all outstanding options to purchase shares of Aquila common stock were automatically converted into a warrant and options to purchase Antigenics common stock at the exchange ratio described above.

                        AQUILA BIOPHARMACEUTICALS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (unaudited)
                                 (in thousands)

Assets                                                9/30/00            12/31/99
                                                      -------            --------
Current Assets:
 Cash and cash equivalents.......................   $   1,972           $     524
 Marketable securities...........................       4,486               6,493
 Receivables.....................................         930                 637
 Inventories.....................................         666                 498
 Prepaid expenses & other
  current assets.................................         175                 280
       Total current assets......................       8,229               8,432

Investments......................................         244                 244
Property, Plant, and Equipment, Net..............       5,656               6,191
Patents and Purchased Technology, Net............          19                  47
Other Assets.....................................         844                 828
       Total Assets..............................   $  14,992           $  15,742
                                                    ---------           ---------

Liabilities & Shareholders' Equity
Current Liabilities:
  Accounts payable...............................   $     366           $     554
  Accrued professional fees......................         103                 165
  Other accrued expenses.........................       1,393                 884
  Current maturities of long-term debt...........       1,360               1,577
     Total Current Liabilities...................       3,222               3,180
Deferred Revenue.................................         150                 150
Long Term Debt...................................       1,728               2,607
       Total Liabilities.........................       5,100               5,937
                                                    ---------           ---------

Shareholders' Equity:
  Preferred stock, authorized:
   5,000,000 shares, none issued.................           0                   0
  Common stock, par value: $.01 per
   share, authorized: 30,500,000
   shares, issued: 8,607,748 at
   September 30, 2000 and 7,888,446
   at December 31, 1999..........................          86                  79
  Treasury Stock.................................         (34)                (34)
  Additional paid in capital.....................     145,716             141,802
  Accumulated other comprehensive
   income........................................          27                 426
  Accumulated Deficit............................    (135,903)           (132,468)
   Total Shareholders' Equity....................       9,892               9,805

Total Liabilities and Shareholders' Equity.......   $  14,992           $  15,742
                                                    ---------           ---------

   The accompanying notes are an integral part of these unaudited statements

                        AQUILA BIOPHARMACEUTICALS, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                              COMPREHENSIVE INCOME
                                  (unaudited)
                    (in thousands, except per share amounts)

                                        Nine Months Ended
                                          September 30,
                                       -------------------
                                       2000           1999
                                       ----           ----
Revenue:
  Product sales....................  $ 1,207        $   378
  Research and development.........    2,316          1,078
                                       3,523          1,456
Cost and expenses:
  Cost of sales....................    1,040            712
  Research and development.........    4,526          4,862
  General & administrative.........    2,045          2,330
     Total costs and expenses......    7,611          7,904

Other income, net..................      653            240
Net Loss...........................  $(3,435)       $(6,208)
  Unrealized holding
  gains on available
  -for-sale securities.............       76             20
Less: re-classification
  for gain included in net
  income...........................     (475)          (151)

     Total other comprehensive
     income/(loss).................     (399)          (131)

Comprehensive loss.................  $(3,834)       $(6,339)
                                     -------        -------

Basic and diluted loss
per weighted average share:
Net loss...........................  $ (0.41)       $ (0.86)
                                     -------        -------

Weighted average number of
common shares outstanding:
Basic and diluted..................    8,341          7,229
                                     -------        -------

   The accompanying notes are an integral part of these unaudited statements.

                        AQUILA BIOPHARMACEUTICALS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (unaudited),(in thousands)

                                                                For the nine months
                                                                ended September 30,
                                                                -------------------
                                                              2000              1999
                                                              ----              ----
Cash Flows From Operating Activities:
Net Loss................................................   $(3,435)          $(6,208)
Adjustments to reconcile net loss to net cash
(used) by operating activities:
Depreciation and amortization...........................       587               624
Issuance of non-employee options........................        50                --
  Realized gains on sale of marketable securities.......        --              (151)
  Changes in assets and liabilities:
  Receivables...........................................      (293)              647
  Inventories...........................................      (168)               42

Prepaid expenses and other current assets...............       105               166
  Accounts payable and other accrued expenses...........       259            (1,261)

Net cash used by operating activities...................    (2,895)           (6,141)

Cash Flows From Investing Activities:
  Purchases of marketable securities....................    (3,996)           (8,000)

Proceeds from maturities
    of marketable securities............................     5,571             9,955
  Other noncurrent assets and liabilities...............        17                 5
  Purchases of property, plant, and equipment...........       (24)             (527)
    Net cash provided by investing activities...........     1,568             1,433

Cash Flows From Financing Activities:
  Payment of long-term obligations......................    (1,096)             (976)
  Issuance of common stock..............................     3,871             1,510
  Net cash provided by financing activities.............     2,775               534
  Net increase/(decrease) in cash and cash
     equivalents........................................     1,448            (4,174)

Cash and cash equivalents at the beginning
     of the year........................................       524             5,270
Cash and cash equivalents at the end
     of the period......................................   $ 1,972           $ 1,096
                                                           -------           -------

   The accompanying notes are an integral part of these unaudited statements.

                        AQUILA BIOPHARMACEUTICALS, INC.

                NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

1.   Basis of Presentation:

The accompanying interim financial statements are unaudited and have been prepared on a basis substantially consistent with the audited financial statements. Certain information and footnote disclosures normally included in the Company's annual financial statements have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. The interim financial statements, in the opinion of management, reflect all adjustments (including normal recurring accruals) necessary for a fair statement of the results for the interim periods.

The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the fiscal year. These interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1999, which are contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

2.   Segment information:

The Company has determined that its reportable segments are development and manufacturing. All research programs are aggregated in the development segment. Revenues from the sale of the feline leukemia vaccine, the QS-21 material supplied to research partners, and QS-21 license fees are reported in the manufacturing segment. Financial results of segments are presented on the same accounting basis as the Company's consolidated results. There are no inter-segment activities. The Company's business is conducted entirely within the United States.

                                       Nine Months
                                          Ended
                                       September 30,
                                       -------------
                                  2000               1999
                                  ----               ----
Development
     Revenue..................  $   131           $   343
     Net Loss.................   (5,390)           (5,807)

Manufacturing
     Revenue..................    3,392             1,113
     Net income/(loss)........    1,356              (554)

Reconciling items
     Net income(1)............      599               153

Consolidated totals
     Revenue..................    3,523             1,456
     Net loss.................  $(3,435)          $(6,208)
                                -------           -------

     (1) 2000 includes a gain of $475,000 on the sale of an investment, $126,000 of royalty income, $85,000 of rental income and $32,000 refund of insurance premium offset by net interest expense of $64,000 and an unabsorbed overhead charge of $54,000. 1999 includes $62,000 of royalty income, a gain of $14,000 on disposal of an asset, $35,000 refund of insurance premium, $41,000 of net interest expense, income tax expense of $10,000, income from the sale of available-for-sale securities of $151,000, rental income of $10,000 and a charge for excess facilities of $44,000.

3.   Inventories:

Inventories consist of the following:

                                      (000'S)

                               9/30/00        12/31/99
                               -------        --------
     Finished goods............ $  397         $  157
     Work-in-process...........    131            236
     Raw materials & supplies..    138            105
                                ------         ------
                                $  666         $  498

4.   Earnings Per Share:

The common stock equivalents of the Company consist of stock options and warrants. The Company was in a net loss position at September 30, 2000 and September 30, 1999; therefore, common stock equivalents were not used to compute diluted loss per share since the effect would have been anti-dilutive. Options to purchase 910,520 and 1,300,780 shares of common stock at weighted-average prices of $3.45 and $3.47, respectively, were outstanding at September 30, 2000 and 1999, respectively. Warrants to purchase 68,680 shares of common stock at an exercise price of $4.12 were outstanding at September 30, 2000.

5.   Contingencies:

The Company received a letter from Cambridge Biotech corporation (CBC) in February 1999 alleging that the Company must indemnify CBC under a Master Acquisition Agreement among the Company, CBC, and bioMerieux, Inc.

for potential losses from the termination of CBCs rights under a license agreement. The Company has not received any further communication from CBC and upon review does not feel that adverse settlement of this matter would have a material effect on its financial position or results of operations.

6.   Accounting Pronouncement:

In December 1999, the United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements (SAB 101). SAB 101 provides the staffs views in applying generally accepted accounting principles to selected revenue recognition issues, as well as examples of how the staff applies revenue recognition guidance to specific circumstances. In June 2000, the SEC issued Staff Accounting Bulletin 101B delaying the implementation of SAB 101 for six months. Accordingly, in the fourth quarter of 2000 Aquila will change its accounting for initial license fees. Through the first nine months of 2000 revenue was recognized when the agreement was reached and no contingent factors were present. Under the new guidance of SAB 101, revenue will be deferred and recognized ratably over the appropriate life or as effort is incurred. In the fourth quarter of 2000, a cumulative adjustment will be recorded retroactive to January 1, 2000 to create deferred revenue that will be recognized over future years.

The Company has adopted FASB Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation: an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of certain aspects of APB Opinion No. 25 (APB 25), including the following: the definition of an employee for purposes of applying APB 25, the criteria for determining whether a plan qualifies as a non- compensatory plan; the accounting consequences of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination.

7.   Subsequent Events

On November 16, 2000, the Company was acquired by Antigenics Inc.
("Anitigenics"), a United States incorporated public company. The acquisition was structured as a merger of a wholly owned subsidiary of Antigenics with and into Aquila pursuant to an Agreement and Plan of Merger among Antigenics, St Marks Acquisition Corp. and Aquila dated as of August 18, 2000.

As consideration for the merger, the stockholders of Aquila received 0.2898 shares of common stock, $.01 par value, of Antigenics in exchange for each of their shares of common stock, $.01 par value, of Aquila. Cash is payable in lieu of any fractional shares of Antigenics common stock otherwise issuable in the merger for a price equal to the fraction times $13.63. An outstanding warrant and all outstanding options to purchase shares of Aquila common stock were automatically converted into a warrant and options to purchase Antigenics common stock at the exchange ratio described above.